UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

February 9, 2021

PARTY CITY HOLDCO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37344	46-0539758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

80 Grasslands Road Elmsford, New York New York Stock Exchange	10523
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (914) 345-2020

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value: $0.01/share	PRTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition

The information contained under the Item 7.01 below is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

The information set forth in this Item 7.01 is excerpted from an offering memorandum being provided to certain investors in connection with a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in accordance with Regulation S under the Securities Act and does not constitute an offer of any securities or the solicitation of an offer to buy any securities.

Unless otherwise indicated or the context otherwise requires, “we,” “us,” “our,” “Party City” and “the Company” refer to Party City Holdco Inc. and its consolidated subsidiaries.

Our Company

We are the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is a leading player in its category and vertically integrated in its breadth and depth. The Company designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include approximately 830 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, including through the domain name PartyCity.com.

In addition to our retail operations, we are also one of the largest global designers, manufacturers and distributors of decorated consumer party products, with items found in retail outlets worldwide, including independent party supply stores, mass merchants, grocery retailers, e-commerce merchandisers and dollar stores. Our products are available in over 100 countries with the United Kingdom (“UK”), Canada, Germany, Mexico and Australia among the largest end markets for our products outside of the United States.

Industry Overview

We operate in the broadly defined retail party goods industry, which includes a $9 billion Halloween market. The party goods industry includes decorative paper and plastic tableware, costumes, decorations, accessories and balloons, all of which are supported by a range of suppliers from commodity paper goods producers to party goods manufacturers. The retail landscape for decorated party goods is comprised primarily of party superstores, mass merchants, e-commerce merchandisers, craft stores, grocery retailers, and dollar stores. Sales of party goods are fueled by everyday events such as birthdays, baby showers, weddings and anniversaries, as well as seasonal events such as holidays and other special occasions.

Segments

We have two reporting segments: Retail and Wholesale. In 2019, we generated 74.6% of our total revenues from our retail segment and 25.4% of our total revenues from our wholesale segment.

Our retail operations generate revenue primarily through the sale of our party supplies, which are sold under the Amscan, Designware, Anagram and Costumes USA brand names, through our Party City stores, Halloween City stores and PartyCity.com.

Our wholesale revenues are generated from the sale of decorated party goods for all occasions, including paper and plastic tableware, accessories and novelties, costumes, metallic and latex balloons and stationery. Our products are sold at wholesale to party goods superstores (including our franchise stores), other party goods retailers, mass merchants, independent card and gift stores, dollar stores and e-commerce merchandisers.

Retail and Franchise Operations

After opening its first company-owned store in 1986, Party City has grown to become what we believe is the largest operator of owned and franchised party superstores by revenue in the United States. Our websites, including PartyCity.com, offer a convenient, user-friendly and secure online shopping option for our customers. In addition to the ability to order products, our websites provide a substantial amount of content about our party products, party planning ideas and promotional offers. The websites are also one of our key marketing vehicles, specifically as they relate to social media marketing initiatives. We have franchised stores throughout the United States, Mexico and Puerto Rico run by franchisees utilizing our format, design specifications, methods, standards, operating procedures, systems and trademarks. Our wholesale sales to franchised stores generally mirror, with respect to relative size, mix and category, those to our company-owned stores. We are not currently marketing, nor do we plan to market, new franchise territories in the United States.

Wholesale Operations

Overview

We currently offer over 400 party goods ensembles, which range from approximately five to 50 design-coordinated items spanning tableware, accessories, novelties, balloons and decorations. The breadth of these ensembles enables retailers to promote additional sales of related products for every occasion. To enhance our customers’ celebrations of life’s important events, we market party goods ensembles for a wide variety of occasions, including seasonal and religious holidays, special events and themed celebrations. Our Amscan, Anagram, Costumes USA and Designware branded products are offered in retail outlets worldwide, ranging from party goods superstores (including our franchise stores), other party goods retailers, mass merchants, independent card and gift stores, dollar stores and e-commerce merchandisers. We have long-term relationships with many of our wholesale customers.

The table below shows the breakdown of our total wholesale sales by channel for the year ended December 31, 2019.

Sales
Channel	(dollars in millions)
Owned stores and e-commerce	$643
Party City franchised stores and other domestic retailers	242
Domestic balloon distributors/retailers	78
International balloon distributors	23
Other international	254
Total wholesale sales	$1,240

Product Lines

Our product line spans a wide variety of ways to celebrate everyday events including from birthdays to theme parties to sporting events. Additionally, we offer seasonal products throughout the year to decorate and dress up for holidays such as Halloween, New Year’s Eve and Mardi Gras. Our product offering is designed to provide everything needed to throw an amazing event and capture life’s special moments including a wide range of décor, tabletop, balloons & wearable product formats.

The following table sets forth the principal products we distribute by product category, and the corresponding percentage of revenue that each category represents:

Wholesale Sales by Product for the Year Ended

December 31, 2019

Category	Items	% of Sales
Tableware	Plastic Plates, Paper Plates, Plastic Cups, Paper Cups, Paper Napkins, Plastic Cutlery, Table Covers	26%
Costumes & Accessories	Costumes, Other Wearables, Wigs	26%
Decorations	Latex Balloons, Piñatas, Crepes, Flags & Banners, Decorative Tissues, Stickers and Confetti, Scene Setters, Garland, Centerpieces	22%
Metallic Balloons	Bouquets, Standard 18 Inch Sing-A-Tune, SuperShapes, Weights	15%
Favors, Stationery & Other	Party Favors, Gift Bags, Gift Wrap, Invitations, Bows, Stationery	11%

Competitive Strengths

We are well positioned to continue to attract customers who celebrate life’s memorable events as a result of the following competitive strengths:

Category defining multi-channel retailer. We believe we are the premier decorated party supplies retailer, providing a one-stop fun and engaging shopping experience with a broad and deep selection of products offered at a compelling value seamlessly through our retail stores and our e-commerce platform. We keep our assortment current by frequently introducing new products, and we organize our stores by events and themes to make it easy to shop while consistently presenting customers with additional product ideas that will enhance their events and our sales. With our extensive product selection, convenient locations, consistently high in-stock positions and compelling value proposition, we believe customers associate Party City with successful celebrations, and, as a result, our physical and online stores will continue to be seen as the favored destination for party supplies and innovative ideas.

Leading market position. Based on our revenues, we are the largest retailer of decorated party supplies in the U.S. and Canada, and we are the only party supply retailer with a national store footprint. In addition to our leading retail presence, we believe that our integrated wholesale business is the largest global designer, manufacturer and distributor of decorated consumer party products, by revenue, with over 45,000 SKUs found in retail outlets worldwide. Through our category-leading brands, Party City and Amscan, we offer what we believe is the broadest selection of continuously updated and innovative merchandise at a compelling value. We believe that our scale, brand recognition and value proposition underscore our credibility as the destination of choice for party supplies in any channel.

Unique vertically integrated operating model. We manufacture, source and distribute decorated consumer party products, acting as a one-stop shop for both retail and wholesale customers. Our vertically integrated model provides us with a number of advantages, including the ability to (i) enhance our profitability as we realize the full manufacturing-to-retail margin on a significant portion of our retail sales, (ii) leverage a global sourcing network to reinforce our position as a low-cost provider of quality party supplies and (iii) effectively respond to changes in consumer trends through our in-house design and innovation team.

Broad and innovative product offering. We offer a broad and deep product assortment with an average of 25,000 SKUs offered at any one time in our Party City superstores, supported by the approximately 40,000 SKUs offered online. Our extensive selection offers customers a single source for all of their party needs. Our in-house design team introduces approximately 6,000 products annually, driving innovation in our licensed and unlicensed product offering and supporting increased sales across our channels.

Highly efficient global sourcing and distribution capabilities. Over the past 70 years, we have developed a global network of owned and third-party manufacturers that we believe optimizes speed to market, quality and cost. We also have warehousing and distribution facilities throughout North America and have opened sourcing, quality control and testing offices throughout Asia, with offices located in China, Vietnam, India, Indonesia and Hong Kong. Our global sourcing and distribution capabilities offer our customers best-in-class service levels, rapid fulfillment and competitive prices, and have capacity for continued growth with our business.

World-Class Management Team with a Proven Track Record. Our senior management team averages 20 years of industry experience and possesses a unique combination of management skills and experience in the party goods sector. Our team has successfully grown our sales and profits during various economic cycles and through several business transformations. Additionally, our team has a strong track record of successful acquisitions and integrations, which continue to be an important part of our overall strategy.

Growth Strategy

The Company continues to advance its strategic initiatives that underpin efforts to grow our business and expand on our purpose of creating joy by making it easy to create unforgettable memories.

Develop a more relevant in-store experience. We continue to make progress on our next generation store prototype, as we test changes to provide a better shopping experience for our customers. We found that our traditional store formats could be overwhelming to some customers and time-consuming to navigate, which provided a natural opportunity for us to simplify the shopping experience. The material changes to our stores include a new shop-in-shop store layout with improved product adjacencies, edited and more curated product assortments, reduced inventory, as well as new services and experiences. A new balloon shop and customer engagement center are now the focal point of the store and add significant theater to the entire experience. Balloon sales growth in our next-gen stores are significantly higher than the trend in the balance of the chains. Customers have also told us that they appreciate the decluttering of the stores due to the lower sightlines and the more curated assortment.

Win in balloons. For manufacturing and wholesale, all the way through to Party City retail, balloons are a focal point of our growth strategy. With the recent helium shortage behind us, we began 2020 focusing on balloons as a key driver of our differentiated brand experience. As the leader in the global balloon business with an unmatched breadth of balloon assortment, we continue to bring innovation in products, do-it-yourself options and how-to guidelines, along with greater access points to balloons through new digital engagement and additional fulfillment options through curbside pickup and delivery. Buying balloons online with the ability to pick them up in store, at curbside or have them delivered the same day is increasing balloon demand. As part of our balloon business, Anagram designs, manufactures and markets foil balloons and inflated décor. See “—Anagram.” Winning in the balloon category remains a top strategic priority across our enterprise growth initiatives and business disciplines.

Address price value perception in key categories. Customer behavior and insights have told us we were overpriced on key value indicator items across our assortment. To address this and sharpen our price value perception, since fall of 2019, we have reduced prices on approximately 30% of our total active SKU count. The customer has noticed and has responded favorably with their feedback and the unit sales volume increases we intended. As projected, these reductions in price across product categories have driven increased enterprise margin dollars and increased retail margin rate when coupled with the reduction of previously ineffective promotional offers. We continue to monitor and react to price-related customer insights and price elasticity data on a regular basis. Rebuilding trust with the customer on price is critical to our broad efforts to gain relevancy with consumers, and we are pleased with our progress to date.

Improve our customer engagement selling culture. Improving customer engagement across our marketing messages, our product and merchandising approach, as well as digital experiences with our brand is also critical to driving greater relevancy. Our dramatic shift in digital content, including new, more relevant content formats, carefully curated product assortments and new technology has driven growth in consumer engagement as well as online conversion rates. In 2020, we launched digital workshops and live video formats across our social platforms for the first time, which have garnered hundreds of thousands of views and reached millions of consumers.

Our customers are also increasingly looking to create a complete party experience, and we are transforming our company to do more than selling party supplies. We believe there is a clear opportunity to play more of a party planner role with customers who are shopping our stores for party supplies. In order to successfully capitalize on this growing trend, we are focused on improving in-store customer engagement. We are pivoting from a store operations and maintenance culture to a customer engagement and selling culture. This pivot is driven by leading, hiring and training store management and associates with a higher level of accountability for sales and customer engagement metrics. In addition, as we reduce our SKU count in inventory levels, this frees up time for our sales associates to focus on customer engagement.

Build on our omni-channel platform. Key components of increasing our omnichannel capabilities, such as buy online, pick-up in store, curbside and same-day delivery, are now core to our customer experience. We continue to optimize and add to these experiences as we focus on the customer experience with our brand and seek new and innovative ways to make it easy to create celebrations. In the third quarter of 2020, we rolled out an enhanced curbside delivery experience in all of our stores allowing customers to communicate their expected pick-up time, arrival and vehicle information, all via text message, which creates a more intuitive and efficient experience for our customers. As customers seek same-day delivery options, we remain focused on improving the customer experience with improved speed and reliability. We are investing in improved technology to enable more proficient orchestration of delivery process and have expanded our last-mile delivery partner network.

Continue to grow our wholesale business. We are transforming our wholesale business from a transactional product selling organization into a strategic category partner via improved consumer insights, assortment, merchandising and promotional strategies, all enabled by world-class service and supply chain capabilities. Additionally, we are focused on driving stronger margins through increased manufacturing and distribution efficiencies with strategic investments in automation, technology, new equipment and process improvement while also improving our inventory management capabilities.

COVID-19 Update

Our business, operations, financial condition and liquidity have been and may continue to be materially and adversely affected by COVID-19. Further, the disruption to the global economy and to our business, along with the decline in our stock price, may negatively impact the carrying value of certain assets, including inventories, accounts receivable, intangibles and goodwill. The full extent to which COVID-19 and the measures to contain it will impact our business, operations, financial condition and liquidity will depend on the severity and duration of the COVID-19 outbreak and other future developments related to the response to the virus, all of which are highly uncertain, and we expect this uncertainty to continue in 2021. Our results of operations may be affected by the uncertainty surrounding the impact of the COVID-19 pandemic, and we will continue to actively monitor the impact of the COVID-19 pandemic on our expected losses.

We have proactively managed our liquidity profile throughout the fiscal year and expect to continue to do so going forward. We expect to rely on cash on hand, cash generated by operations and borrowings available under our New ABL Facility to meet our working capital needs.

However, if the duration of the COVID-19 outbreak continues longer than we expect or the severity worsens, we may need to access other sources of financing, including incurring additional indebtedness, selling our assets and raising additional equity capital. These alternatives may not be available to us on satisfactory terms or at all, which could have a material adverse effect on our business.

Recent Developments

Refinancing Transactions

We expect to enter into an amendment to our existing senior secured asset-based revolving credit facility with an aggregate revolving commitment thereunder of $596.0 million (the “ABL Facility”) (our existing ABL Facility, as amended, “New ABL Facility”), which will, among other things, extend the maturity date thereof to the fifth anniversary of the closing of the private offering of the Notes (as defined below) announced by the Company. The New ABL Facility is expected to have aggregate revolving commitments of $475 million.

The New ABL Facility is expected to close concurrently with the closing of the offering of the Notes. However, there can be no assurance that the closing of the New ABL Facility will occur on the terms described herein or at all.

Preliminary Fourth Quarter 2020 Financial and Operating Results

The results in this section reflect preliminary expectations of financial results for the quarter ended December 31, 2020, have not been reviewed by our auditors and are subject to change. Any such change could be material.

Based on currently available information, we estimate the following preliminary results for the quarter ended December 31, 2020:

•	Total revenue is estimated to be approximately $645 million to $650 million;

•	Brand comparable sales are expected to decrease in the mid-single digit range;

•	Loss from operations is estimated to be approximately $44 million to $35 million; and

•	Adjusted EBITDA is estimated to be in the range of $75 million to $80 million.

As of December 31, 2020, we estimate that we had total liquidity of approximately $296 million, consisting of approximately $177 million of available borrowings under our ABL Facility and approximately $120 million of cash and cash equivalents, which excludes approximately $32 million of cash and cash equivalents currently classified as held for sale by certain international subsidiaries which were part of our previously disclosed sale of a substantial portion of our international operations.

Our estimated preliminary results for the quarter ended December 31, 2020 and our estimated liquidity as of December 31, 2020 set forth above include the estimated results and liquidity of our Anagram subsidiaries. See “—Anagram.”

In January 2021, we closed the previously disclosed sale of a substantial portion of our international operations. The sale had a total transaction value of approximately $59 million, including $45 million of cash proceeds and approximately $14 million of excess cash and other adjustments to be returned to us.

During the fourth quarter of 2020, the Company continued to make progress in improving inventory levels across its stores and distribution network. Consistent with the strategy of rationalizing in-store SKU count and improving working capital velocity, the Company has updated its seasonal assortment strategy to target higher in-season sell-through of merchandise and reduce annual inventory carry-over. The more edited and curated assortments are expected to improve the customer experience by making stores easier to shop and product selections more relevant to consumers, while also improving the efficiency of inventory management and reducing working capital needs. As a result, the Company disposed of approximately $80 million in inventory during the fourth quarter of 2020 that will not be required in future seasons.

See below for a reconciliation of our adjusted EBITDA to loss from operations and for additional information.

The preliminary estimates presented above are the responsibility of management and have been prepared in good faith on a basis consistent with prior periods. However, we have not completed our financial procedures for the three months or the year ended December 31, 2020, and our actual results could be materially different from our estimates. In addition, Ernst & Young LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to these preliminary estimates and does not express an opinion or any other form of assurance with respect to these preliminary estimates or their achievability. During the course of the preparation of our consolidated financial statements and related notes as of and for the year ended December 31, 2020, we and our auditors may identify items that would require us to make material adjustments to the preliminary estimates presented above. As a result, prospective investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided. These preliminary estimates should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, these preliminary estimates are not necessarily indicative of the results to be achieved in any future period. Investors are cautioned not to place undue reliance on such preliminary estimates.

The table below sets forth a reconciliation from our loss from operations to our adjusted EBITDA.

	Three Months Ended
	December 31 2020 (High)	December 31, 2020 (Low)	December 31, 2019
Loss from operations	$(35,000)	$(44,000)	$(227,055)
Other income (expense) net	(64,608)	(73,000)	4,772
Depreciation and amortization	18,710	18,710	18,736

EBITDA	(80,898)	(98,290)	(203,547)
Inventory disposals(1)	88,910	87,358	—
Loss reserve on international assets held for sale(2)	64,550	78,500	—
Goodwill and intangibles impairment(3)	—	—	303,531
Store impairment and restructuring charges(4)	2,134	2,134	3,818
Non-recurring legal settlements/costs	—	—	6,753
(Gain) loss on sale of assets(5)	—	—	5,074
Other	5,328	5,328	3,895

Adjusted EBITDA	$80,024	$75,030	$119,524

(1)

As previously disclosed, the Company continued to make progress in improving its inventory levels across its stores and distribution network in the three months ended December 31, 2020. As a result, the Company disposed of inventory during the fourth quarter that will not be required in future seasons. The adjustment reflects the estimated range of charges expected to be recorded by the Company in connection with those disposals.

(2)

In January 2021, the Company closed the previously disclosed sale of a substantial portion of its international operations. The announced sale had a total transaction value of approximately $59 million. As of December 31, 2020, the assets of the international operations are considered held for sale and require a loss reserve to be recorded against those assets.

(3)

As a result of a sustained decline in market capitalization, the Company recognized a non-cash pre-tax goodwill impairment charge during the year ended December 31, 2019. This includes a non-cash pre-tax trade name intangibles impairment charge. See Note 4, Goodwill, of Item 8, “Financial Statements and Supplementary Data” in the 2019 Annual Report for further discussion.

(4)

During the year ended December 31, 2019, the Company performed a comprehensive review of its store locations aimed at improving the overall productivity of such locations (“store optimization program”) and made the decision to accelerate the optimization of its store portfolio with the closure of approximately 55 stores, which are primarily located in close proximity to other Party City stores. See Note 3, Store Impairment and Restructuring Charges, of Item 8, “Financial Statements and Supplementary Data” in the 2019 Annual Report for further discussion for further discussion.

(5)

Represents a loss on sale of ownership interest in Punchbowl (see Note 21, Fair Value Measurements, of Item 8, “Financial Statements and Supplementary Data” in the 2019 Annual Report for further discussion) and certain property, plant and equipment, and a write-off of goodwill related to the Company’s sale of its Canadian-based Party City stores.

Anagram

Anagram designs, manufactures and markets foil balloons and inflated décor, selling in over 80 countries worldwide. Founded in 1978, Anagram is an industry leader in the design, manufacturing, licensing and merchandising of a broad range of product offerings and price points in the sector. For the year ended December 31, 2019, approximately 90%-95% of Anagram’s product offerings were concentrated in helium-filled foil balloons with the balance comprised of air-filled foil balloon products. Anagram’s customer channels include party specialty stores, grocers, mass marketers, parks, in-store advertising and value chains, serviced through wholesalers and key domestic and international distributors.

For the year ended December 31, 2019, Anagram had total revenues of approximately $153 million, including net sales to Party City affiliates of approximately $57 million, pre-tax income of approximately $24 million and adjusted EBITDA of approximately $25 million. For the nine months ended September 30, 2020, Anagram had total revenues of approximately $106 million, including net sales to Party City affiliates of approximately $45 million, pre-tax income of approximately $14 million and adjusted EBITDA of approximately $20 million. As of September 30, 2020, Anagram had total assets of approximately $176 million.

See below for a reconciliation of Anagram’s Adjusted EBITDA to operating income and for additional information.

The historical financial data relating to Anagram presented as of and for the year ended December 31, 2019 and for and as of the nine months ended September 30, 2020 has been prepared by our management based on information available to management as of the date of this Current Report on Form 8-K and has not been audited. Our independent registered public accountants have not audited, reviewed or performed any procedures with respect to such financial data and accordingly do not express an opinion or any other form of assurance with respect thereto. There can be no assurance that Anagram’s results would not differ materially from the financial data presented herein if full financial statements were available and, if applicable, audited. As a result of the foregoing considerations, you are cautioned not to place undue reliance on this financial data.

The table below sets forth a reconciliation from Anagram’s operating income to adjusted EBITDA for the year ended December 31, 2019 and the nine months ended September 30, 2020.

	Year Ended December 31,	Nine Months Ended September 30,
	2019	2020
Operating income	$18,018	$14,347
Interest expense, net	—	—
Other income (expense)	5,873	(506)

Pre-tax income	23,891	13,841
Interest income	—	—
Depreciation and amortization	6,842	4,932
Other adjustments(1)	(5,314)	1,381

Adjusted EBITDA	$25,420	$20,154

(1)

Other Adjustments to EBITDA in fiscal year 2018 included currency-related losses attributable to Anagram’s Mexican joint venture, which is accounted for using the equity method, and other de minimis currency-related loses. Other Adjustments to EBITDA in fiscal year 2019 include the loss on the sale of Anagram’s property included in a 2019 sale-leaseback transaction and currency-related losses attributable to Anagram’s Mexican joint venture.

Corporate Information

Party City Holdings Inc. is a Delaware corporation. Our executive offices are located at 80 Grasslands Road, Elmsford, New York 10523 and our telephone number at that location is (914) 345-2020. Our website address is http://www.PartyCity.com. The information on our website is not a part of this Current Report on Form 8-K.

Risks Related to Our Business

Our business, operations, financial condition and liquidity have been and may continue to be materially and adversely affected by the outbreak of COVID-19.

In March 2020, the World Health Organization declared COVID-19 a global pandemic, and governmental authorities around the world have implemented measures to reduce the spread of the virus. The global spread of COVID-19 and the measures to contain it have negatively impacted the global economy, disrupted global supply chains, and created significant volatility and disruption in financial markets. Quarantines, stay-at-home orders and related measures have significantly reduced consumer spending as well as customer demand for our products. In response to COVID-19, to safeguard the health and safety of its team members and customers, we temporarily closed all of our corporate retail stores as of March 18, 2020. During the temporary store closures, we offered curbside pickup and our e-commerce site, www.partycity.com, remained fully operational. This led to a temporary furlough of approximately 90% of store employees and 70% of wholesale, manufacturing and corporate employees for whom we provide health benefits. In addition, there were non-payroll expense reductions, including advertising and other store operating expenses, as well as professional and consulting fees, and cancellation of orders and negotiated receipt delays to manage inventory levels. We began reopening stores on May 1, 2020, in accordance with state and local health ordinances, and by June 22, 2020, all stores were re-opened. However, although all of our stores have reopened, these restrictions and other dislocations caused by the outbreak have disrupted our planning, branding and administrative functions, as well as that of our suppliers, transporters and customers. As a result, our business, operations, financial condition and liquidity have been and may continue to be materially and adversely affected. Further, the disruption to the global economy and to our business, the sustained decline in market capitalization, and reduced fair value of certain intangibles and long-lived assets, resulted in our recognizing non-cash pre-tax impairment charges for the nine months ended September 30, 2020.

COVID-19 has subjected our business, operations and financial condition to a number of risks, including, but not limited to, those discussed below:

•

Risks relating to our revenues and profitability. In general, our retail sales, and the retail sales of our business partners to whom we sell, represent discretionary spending by our customers and our business partners’ customers. Discretionary spending is affected by many factors, such as general business conditions, interest rates, availability of consumer credit, unemployment levels, public health crises, including COVID-19, and consumer confidence in future economic conditions. Our customers’ purchases and our business partners’ customers’ purchases of discretionary items, including our products, often decline during periods when disposable income is lower or during periods of actual or perceived unfavorable economic conditions or as a result of geopolitical events or widespread health emergencies, and we have experienced significant declines due to COVID-19. The COVID-19 pandemic led to store closures during parts of 2020 and has decreased traffic in our stores and caused consumers to decide not to host or attend gatherings or other events. In addition, our retail business realizes a significant portion of its revenues, net income and cash flows in September and October, principally due to Halloween sales. Because of COVID-19 and related restrictions, we opened significantly fewer Halloween City stores in the fourth quarter of 2020 than in prior years. As a result, our revenues and profitability have been materially and adversely affected. In addition, although we have taken actions in the fourth quarter of 2020 to rationalize our in-store SKU count and dispose of certain inventory, the COVID-19 pandemic and the related economic downturn make it difficult for us to accurately forecast future demand trends, which could cause us to purchase excess inventories, resulting in increases in our inventory carrying cost, or insufficient inventories, resulting in our inability to satisfy our customer demand and potential loss of market share.

•

Risks relating to our operations. In 2020, COVID-19 and related quarantines and work and travel restrictions in China and other countries disrupted, and may continue to disrupt, production for certain of our suppliers and our own manufacturing operations, and the extent to which these events will affect our results of operations and financial position remains uncertain. For our own manufacturing operations, the interruption in supply of certain key raw materials essential to the manufacturing of our products and significant changes in commodity prices had an adverse impact, and may continue to have an adverse impact on our and our suppliers’ abilities to manufacture the products necessary to maintain our existing customer relationships. COVID-19 has also at times disrupted, and may in the future disrupt, the transportation system we rely on and could increase product lead times due primarily to ocean shipping congestion from Asia, which may impact the timing of product availability on some SKUs.

•

Risks relating to impairment of our long-lived and intangible assets. During the first and third quarters of 2020, we identified impairment indicators associated with our market capitalization and significantly reduced customer demand for our products due to COVID-19. As a result, we performed interim impairment tests on the goodwill at its retail and wholesale reporting units. As a result, we recorded a $581.4 million goodwill, intangibles and long-lived assets impairment charge. Should actual results differ from certain key assumptions used in the interim impairment test, including revenue and EBITDA growth, which are both impacted by economic conditions, or should other key assumptions change, including discount rates and market multiples, in subsequent periods, we could record additional impairment charges for the goodwill of such reporting units.

•

Risks relating to our financial condition and liquidity. During the third quarter of 2020, we undertook the exchange offers as previously announced in order to reduce our overall indebtedness and extend the weighted average maturity of our indebtedness. However, we continue to have a substantial level of indebtedness. We expect rely on cash on hand, cash generated by operations and borrowings available under our New ABL Facility to meet our working capital needs. However, if the duration of the COVID-19 outbreak continues longer than we expect or the severity worsens, we may need to access other sources of financing, including incurring additional indebtedness, selling our assets and raising additional equity capital. These alternatives may not be available to us on satisfactory terms or at all, which could have a material adverse effect on our business.

The full extent to which COVID-19 and the measures to contain it will impact our business, operations financial condition and liquidity will depend on the severity and duration of the COVID-19 outbreak and other future developments related to the response to the virus, all of which are highly uncertain and we expect this uncertainty to continue in 2021. As a result, we cannot predict the ultimate impact of COVID-19 on the Company and its operational and financial performance. Our results of operations may be affected by the uncertainty surrounding the impact of the COVID-19 pandemic, and we will continue to actively monitor the impact of the COVID-19 pandemic on expected losses.

In addition, the effects of the events and circumstances described in the following risk factors may have the additional effect of heightening many of the risks noted in the “Risk Factors” section of our Annual Report on Form 10-K.

We face risks related to our balloon business.

Balloons are a focal point of our growth strategy and are a key driver of our differentiated brand experience. The ongoing success of our balloon business may be affected by a number of factors. For example, some state and local governments have implemented or considered implementing rules, ordinances or regulations governing the sale of metallic balloons. As part of our balloon business, Anagram designs, manufactures and markets foil balloons. If widespread adoption of such rules, ordinances or regulations significantly restricts or discourages the sale of metallic balloons, it would have a material adverse effect on our business, results of operations, and financial condition, including those of Anagram.

In addition, helium gas is currently used to inflate the majority of our metallic balloons and a portion of our latex balloons. Helium shortages and pricing can adversely impact the financial performance of our retail and wholesale operations.

Changing consumer preferences, whether we are able to anticipate, identify and respond to them or not, could adversely impact our sales. Inventory levels for certain balloon styles no longer considered to be “on trend” may increase, leading to higher markdowns to sell through excess inventory and, therefore, lower than planned margins. Conversely, if we underestimate consumer demand for our balloons, or if we fail to supply quality products in a timely manner, we may experience inventory shortages, which may negatively impact customer relationships, diminish brand loyalty and result in lost sales.

The information in these Items 2.02 and Items 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing by the Company, whether made before or after the filing of this report, regardless of any general incorporation language in the filing, except as expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

Notes Offering

On February 9, 2021, the Company issued a press release announcing the commencement of a proposed private offering by its wholly-owned indirect subsidiary Party City Holdings Inc. (“PCHI”) of $725 million aggregate principal amount of senior secured notes due 2026 (the “Notes”). The Notes will be guaranteed on a senior secured basis by the domestic subsidiaries of PCHI that guarantee PCHI’s senior credit facilities. The Notes and the related Notes guarantees will be offered in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act. The precise timing, size and terms of the offering are subject to market conditions and other factors.

We intend to use the net proceeds from the offering of the Notes to repay all outstanding borrowings under our term loan facility maturing 2022, to pay related fees and expenses and for general corporate purposes, which may include debt repurchases.

The Notes and the related Notes guarantees have not been registered under the Securities Act or any state securities laws. The Notes may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

A copy of the press release announcing the offering of the Notes is attached as Exhibit 99.1 to this Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibit

99.1	Press release issued by Party City Holdco Inc. on February 9, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTY CITY HOLDCO INC.

Date: February 9, 2021	By:	/s/ Todd Vogensen
Todd Vogensen
Chief Financial Officer